UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2013

STERLING CONSTRUCTION COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31993	25-1655321
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

20810 Fernbush Lane Houston, Texas	77073
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 821-9091

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 142-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 27, 2013, the Board of Directors of Sterling Construction Company, Inc. (the "Company") increased the size of the Board from eight directors to nine directors and elected Charles R. Patton, 53, to fill the vacancy thereby created to serve until the next Annual Meeting of Stockholders.  The Board also appointed Mr. Patton a member of the Compensation Committee.

Mr. Patton is the President & Chief Operating Officer of Appalachian Power Company, which serves approximately one million customers in West Virginia, Virginia and Tennessee, with responsibility for distribution operations and a wide range of customer and regulatory relationships, a position he has held since June 2010.  Appalachian Power Company is a unit of American Electric Power Company, Inc. (AEP), one of the largest publicly-traded utilities in the United States.

From June 2008 to June 2010, Mr. Patton served as Senior Vice President of Regulatory Policy and subsequently Executive Vice President of AEP's Western Utilities where he was responsible for oversight of utilities in Texas, Louisiana, Arkansas and Oklahoma.

Prior to that, from May 2004 to June 2008, Mr. Patton was President and Chief Operating Officer of AEP Texas, and held various other executive roles, with responsibility for external affairs in Texas and in the Southwestern region of AEP.

Before joining AEP in December 1995, Mr. Patton spent nearly 11 years in the energy and telecommunications business with Houston Lighting & Power Company.

Mr. Patton received a bachelor’s degree (cum laude) from Bowdoin College in Brunswick, Maine, and a master’s degree from the LBJ School of Public Policy at the University of Texas in Austin.

Mr. Patton has agreed to serve until the next Annual Meeting of Stockholders and until his successor is elected and qualified and will be compensated according to the standard compensation arrangements for non-employee directors.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2013	Sterling Construction Company, Inc.

/s/ Roger M. Barzun
Roger M. Barzun Senior Vice President